EXHIBIT 99.1

T-REX Acquisition Corp. Operations Update

PLANTATION, Fla., Sept. 15, 2022 /PRNewswire/ -- T-REX Acquisition Corp. ("Company") has successfully met several operational milestones since the Company's last press release on March 14, 2022. Our virtual asset mining program, through our wholly-owned subsidiary Raptor Mining LLC, has successfully mined Bitcoin at a co-location facility in Tampa, Florida.

In March 2022, the Company closed an initial Private-Investment-in-a-Public-Entity ("PIPE") offering where the Company sold units at $0.75 per unit with each unit consisting of one common share and one warrant exercisable at $1.50.

In April 2022, the Company's shareholders voted to increase the Company's authorized shares from 150 million to 350 million and added 20 million blank check preferred shares. Additionally, the shareholders nominated three persons to the Board of Directors. Frank Horkey and Michael Christiansen who both accepted Board positions and a third nominee who withdrew his name citing personal reasons.

On July 1, 2022, the Company's Board of Directors re-appointed Frank Horkey as our President and added Michael Christiansen as our Secretary/Treasurer. Both shall serve in their respective capacities for the 2023 fiscal year.

On August 31, 2022, T-REX Acquisition filed a Form S-1 registration statement with the Securities and Exchange Commission ("SEC") which became effective on September 8, 2022. Readers can view the Company's final prospectus here.

President, Frank Horkey remarked "Over the past six-months, not only has T-REX Acquisition Corp.'s pilot program in the crypto currency mining space proven successful, but we have also taken great measures to reinforce our corporate foundation and set the stage for our next surge of growth. We are prepared to really ramp up our core business of mining crypto currencies and are uniquely positioned to expand into new verticals.

Forward-Looking Statements

This communication contains "forward-looking statements" within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," "target," and similar expressions and variations or negatives of these words. These forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date of this press release. These forward-looking statements are not guarantees of future performance or events and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which could cause actual results and events to differ materially from such statements. Factors can be found in the Company's filings with the Securities and Exchange Commission. There can be no assurance that management's expectations, beliefs, events, or projections will result or be achieved or accomplished. The Company undertakes no obligation to update or revise such forward-looking information, whether as a result of new information, future events or otherwise, except as may otherwise be required by law.

This announcement does not constitute an offer of securities for sale or a solicitation of an offer to purchase securities in any jurisdiction nor shall it (or any part of it) or the fact of its distribution, form the basis of, or be relied on in connection with, any contract therefor.

Media Contact:

Frank Horkey, CEO

(954) 742-3001

fhorkey@trex-acq.com